UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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NorthWestern Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the 2010 Annual Meeting
and the
2010 Proxy Statement

Dear NorthWestern Corporation Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders to be held on Thursday, April 22, 2010, at 9:00 a.m. Central Daylight Time at the NorthWestern Energy Operations Center, 600 Market Street W., Huron, South Dakota.

At the meeting, stockholders will be voting on the election of directors and the ratification of our independent registered public accounting firm for 2010. The proxy statement included with this letter provides you with information about the annual meeting and the business to be conducted.

YOUR VOTE IS IMPORTANT. We urge you to read this proxy statement carefully. Whether or not you plan to attend the annual meeting in person, we urge you to vote promptly through the Internet, by telephone or by mail.

For your convenience, we are pleased to offer an audio webcast of the annual meeting if you cannot attend in person. The webcast can be accessed live on our Web site at www.northwesternenergy.com under About Us / Investor Information / Presentations and Webcasts, or you can listen to a replay of the webcast, which will be archived on our Web site after the meeting at the above location.

Thank you for your continued support of NorthWestern Corporation.

Very truly yours,
Robert C. Rowe
President and Chief Executive Officer

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NorthWestern Corporation
d/b/a NorthWestern Energy
3010 W. 69th Street
Sioux Falls, SD 57108
www.northwesternenergy.com

Notice of the 2010 Annual Meeting of Stockholders

Meeting Date:	April 22, 2010

Meeting Time:	9:00 a.m. CDT

Location:	NorthWestern Energy Operations Center
600 Market Street W.
Huron, South Dakota

Record Date:	February 22, 2010

Agenda

•	Elect our slate of eight nominees to our Board of Directors to hold office until the annual meeting of stockholders in 2011 and until their successors are duly elected and qualified;

•	Ratify our appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

•	Transact any other business that may be properly brought before the annual meeting and any adjournment or postponement of the annual meeting.

Attendance

Only our stockholders or their legal proxy holders as of the Record Date or our invited guests may attend the annual meeting in person. The annual meeting will be webcast (audio and slides) simultaneously with the live meeting. Please refer to page 5 of the proxy statement for information about attending the annual meeting.

Voting

Stockholders owning NorthWestern Corporation common stock at the close of business on February 22, 2010, or their legal proxy holders, are entitled to vote at the annual meeting. Please refer to page 2 of the proxy statement for information about our voting procedures.

On or about March 8, 2010, we mailed to our stockholders either (1) a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet, or (2) a copy of our proxy statement, a proxy card and our 2009 Annual Report.

By Order of the Board of Directors,

Timothy P. Olson
Interim General Counsel and Corporate Secretary

NorthWestern Corporation
d/b/a NorthWestern Energy
3010 W. 69th Street
Sioux Falls, SD 57108
www.northwesternenergy.com

2010 Proxy Statement
March 8, 2010

GENERAL INFORMATION

This proxy statement contains information related to the solicitation of proxies by the Board of Directors (the “Board”) of NorthWestern Corporation (“NorthWestern,” the “company,” “we,” “us,” or “our”) in connection with our 2010 Annual Meeting of Stockholders.

ITEMS OF BUSINESS TO BE CONSIDERED AT THE ANNUAL MEETING

Our Board asks you to vote on the following items at the annual meeting:

•	Election of our eight nominees to serve on our Board;

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010; and

•	Transaction of any other matters and business as may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

APPOINTMENT OF PROXY HOLDERS

Our Board asks you to appoint E. Linn Draper Jr. and Robert C. Rowe as your proxy holders to vote your shares at the annual meeting. You make this appointment by voting the proxy card provided to you and using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. If you sign and date your proxy card, but do not provide direction, they will vote your shares as recommended by our Board.

Management is not aware of any matter to be brought before the annual meeting other than the matters described in the notice of annual meeting accompanying this proxy statement. The persons named in the form of proxy solicited by our Board will vote all proxies that have been properly executed, and if any matters not set forth in the Notice of annual meeting are properly brought before the meeting, such persons will vote thereon in accordance with their best judgment.

RECORD DATE AND VOTING
All stockholders of record as of the close of business on February 22, 2010, are entitled to receive notice of and to vote, in person or by proxy, at the annual meeting or any postponement or adjournment of the annual meeting. If you owned shares of our common stock at the close of business on February 22, 2010, you are entitled to one vote per share upon each matter presented at the meeting. The company does not have any other outstanding class of voting stock. Stockholders whose shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”) will need to obtain a proxy from the broker, bank or other nominee that holds their shares authorizing them to vote at the annual meeting.

Our Board strongly encourages you to exercise your right to vote.
Your vote is important. Voting early helps ensure that we receive a quorum of shares necessary to hold the annual meeting.

Voting on the Internet. You may vote by proxy on the Internet up until 11:59 p.m. Eastern Daylight Time the day before the meeting. The Web site for Internet voting is www.proxyvote.com. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

Voting by Telephone. You may vote by proxy up until 11:59 p.m. Eastern Daylight Time the day before the meeting by using the toll-free number listed on your proxy card or Voting Instruction Form. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Voting by  Mail. Mark, sign and date your proxy card or Voting Instruction Form and return it in the postage-paid envelope provided.

Voting in Person at the Annual Meeting. If you attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting. Submitting your vote by proxy will not affect your right to attend the annual meeting and to vote in person.

Revoking Your Voting Instructions to Your Proxy Holders. If you are a record holder of our common stock, you can change your vote at any time before your proxy is voted at the annual meeting by again voting by one of the methods described previously or by attending the annual meeting and voting in person. You also may revoke your proxy by delivering a notice of revocation to our Corporate Secretary prior to the vote at the annual meeting. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke your proxy.

QUORUM, VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the Record Date, there were 36,006,005 shares of NorthWestern Corporation common stock outstanding and entitled to vote at the annual meeting. Each outstanding share is entitled to one vote.

A quorum, which is a majority of the outstanding shares as of the Record Date, is necessary to hold a valid annual meeting. A quorum will be present at the annual meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote on the Record Date are present in person or represented by proxy. If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned to solicit additional proxies.

Under the rules of the New York Stock Exchange, or NYSE, brokers, banks and other nominees have the discretion to vote on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, unless you instruct otherwise; but they do not have authority to vote on non-routine matters, such as the election of directors. If you do not provide voting instructions, your broker, bank or other nominee may vote your shares only on routine matters or leave your shares unvoted. We encourage you to provide instructions to your broker, bank or other nominee. This ensures your shares will be voted at the meeting.

When a broker, bank or other nominee votes its customers’ shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. Since a brokerage firm cannot vote customers’ shares on non-routine matters, these shares (sometimes referred to as broker non-votes) are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.

The required vote and method of calculation for the various business matters to be considered at the annual meeting are as follows. If you sign and return your proxy card without indicating your vote, your shares will be voted “FOR” each of the nominees for director, “FOR” ratification of Deloitte & Touche LLP as our independent registered public accounting firm, and in accordance with the recommendations of our Board on any other matters properly brought before the annual meeting for a vote.

Proposal 1 – Election of Directors

For the election of directors, you may vote “FOR” all of the nominees or you may “WITHHOLD AUTHORITY” for one or more of the nominees. Withheld votes will not count as votes cast for the nominee, but will count for the purpose of determining whether a quorum is present. Stockholders do not have the right to cumulate their votes for directors.

The election of directors requires a plurality of the votes cast by the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. “Plurality” means that the nominees receiving the largest number of votes cast “FOR” are elected as directors up to the maximum number of directors to be chosen at the meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

The Board has adopted a Majority Vote Policy for the election of directors. The policy provides that, in an uncontested election, any nominee for director who receives a greater number of “WITHHOLD AUTHORITY” votes from his or her election than votes “FOR” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote under the procedures in the Policy.

A New Rule for Stockholder Voting on the Election of Directors

The U.S. Securities and Exchange Commission, or SEC, has approved a NYSE rule that changes the manner in which shares are voted in the election of directors. If you hold your shares through a broker, bank or other nominee, your broker is no longer permitted to vote on your behalf in an election of directors. For your vote to be counted, you now will need to communicate your voting decisions—to your broker, bank or other nominee—before the date of the annual meeting.

To ensure that you are able to participate in our annual meeting, please review the proxy materials and follow the instructions on the voting card or Voting Instruction Form to vote your shares. If you received notice of the availability of proxy materials, please follow the instructions sent to you.

Proposal 2 –                      Ratification of the Appointment of the Independent Registered Public Accounting Firm

For the proposal relating to ratification of the appointment of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Assuming a quorum is present, the failure to vote – either by not returning a properly executed proxy card or not voting in person at the annual meeting – will have no effect on the outcome of the voting on the proposal. However, abstentions will have the same effect as voting “AGAINST” ratification of our independent registered public accounting firm.

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010 requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. If you are a street name stockholder and do not vote your shares, your bank, broker or other nominee can vote your shares at its discretion on the proposal to ratify the appointment of the independent registered public accounting firm.

METHOD AND COST OF SOLICITING AND TABULATING VOTES

The Board is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at our annual meeting. NorthWestern will pay the cost of the solicitation, which will be made primarily by the use of mail and the Internet. Proxies also may be solicited in person, by telephone, facsimile or similar means by our directors, officers or employees without additional compensation.

We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

Broadridge Financial Solutions, Inc., will be the proxy tabulator, and a representative from NorthWestern Corporation will act as the Inspector of Election.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

The proxy statement, annual report, voting card and voting instructions are available on the Internet at www.proxyvote.com and will be available for one year following the annual meeting. You will need the control number provided on your Notice to access the electronic materials.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on April 22, 2010:

The Notice of Annual Meeting, Proxy Statement and 2009 Annual Report to
Stockholders are available on the Internet at www.proxyvote.com.

At www.proxyvote.com, stockholders can view these materials, cast their vote and request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

ATTENDING THE ANNUAL MEETING IN PERON OR BY WEBCAST

Only stockholders of record or their legal proxy holders as of the Record Date or our invited guests may attend the annual meeting in person. If you wish to attend the annual meeting and your shares are held in street name at a brokerage firm, bank or other nominee, you will need to bring your Notice or a copy of your brokerage statement or other documentation reflecting your stock ownership as of the Record Date. You may be asked to provide photo identification, such as a driver’s license.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the annual meeting. No banners, signs, firearms or weapons will be allowed in the meeting room. We reserve the right to inspect all items entering the meeting room.

The location of the NorthWestern Energy Operations Center is shown below.

The annual meeting will be webcast (audio and slides) simultaneously with the live meeting. You may access the webcast from our Web site at www.northwesternenergy.com under About Us/Investor Information/Presentations and Webcasts. A replay of the webcast will be available at the same location on our Web site through May 22, 2010.

HOUSEHOLDING; RECEIPT OF MULTIPLE NOTICES

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2010 or in the future, he or she may telephone toll-free 1+ (800) 542-1061 or write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks, brokers or other nominees, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are record holders.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, DC 20549

Please call the SEC at 1+ (800) SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Web site maintained by the SEC at www.sec.gov.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in the proxy statement for our annual meeting to be held in 2011, stockholder proposals must be received by the Corporate Secretary of NorthWestern Corporation not later than November 8, 2010. This notice requirement is separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the company’s proxy statement.

Other Stockholder Proposals for Presentation at the 2011 Annual Stockholders’ Meeting

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly from the floor of the 2011 Annual Stockholders’ Meeting, the company’s Bylaws require that timely notice must be given to the Corporate Secretary. To be timely, the notice must be received by the Corporate Secretary of NorthWestern Corporation between December 23, 2010, and January 22, 2011.

Stockholder proposals should be delivered to or mailed and received by us on the dates set forth above and addressed to:  Corporate Secretary, NorthWestern Corporation, 3010 W. 69th Street, Sioux Falls, SD 57108.

To be in proper written form, a stockholder’s notice for both annual and special meetings must set forth:

(i) as to each person whom the stockholder proposes to nominate for election as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by the person, (d) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and (e) such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected;

(ii) as to any other business that the stockholder proposes to bring before the meeting, (a) a brief description of the business desired to be brought before the meeting, (b) the text of the proposal or business (including the text of any resolutions proposed for consideration, and, in the event that such business includes a proposal to amend the Bylaws of the company, the language of the proposed amendment), (c) the reasons for conducting such business at the meeting, and (d) any material interest of such stockholder in the business being proposed and the beneficial owner, if any, on whose behalf the proposal is being made; and

(iii) as to the stockholder giving this notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and record address of such stockholder and any such beneficial owner, (b) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by such stockholder and beneficial owner, (c) a description of all arrangements or understandings between such stockholder and any such beneficial owner and each proposed nominee and any other persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (d) a representation that such stockholder is a stockholder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons and/or conduct the business being proposed as described in the notice, and (e) a representation of whether such stockholder or any such beneficial owner intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, and/or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder with respect to an annual meeting if the stockholder has notified the company of his or her intention to present a proposal at such annual meeting in compliance with Regulation 14A (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the company to solicit proxies for such annual meeting. The company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the company.

ASSISTANCE

If you need assistance with voting your proxy or have questions regarding our annual meeting, please contact:

Dan Rausch Director – Investor Relations (605) 978-2902	or	Tammy Lydic Assistant Corporate Secretary (605) 978-2913

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board is nominating eight individuals named in this proxy statement for election as directors. In accordance with our current certificate of incorporation and our current Bylaws, all members of our Board are elected annually, to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify. Our Bylaws currently authorize a Board consisting of not fewer than five nor more than eleven persons. We currently have eight seats on our Board; however, if any director is unable to complete his or her term, the Board, by resolution, may reduce the number of directors or choose a substitute to fill the vacated position.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than eight nominees. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the annual meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving a plurality of votes; however, under our Majority Vote Policy described below, if a nominee for director receives more “WITHHOLD AUTHORITY” votes than “FOR” votes, such nominee shall immediately tender his or her resignation under the procedures in the Policy. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “FOR” the election of the eight nominees named above as directors.

Director Majority Vote Policy

The Board has in place a Majority Vote Policy for the election of directors. The policy provides that, in an uncontested election, any nominee for director who receives a greater number of “WITHHOLD AUTHORITY” votes from his or her election than votes “FOR” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote.

Under this policy, the Nominating and Corporate Governance, or NCG, Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the NCG Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K furnished to the SEC.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the NCG Committee’s recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the NCG Committee receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. If the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers, with each director recusing himself or herself from consideration of his or her resignation offer.

Important Information About Voting for Directors

As described earlier in this proxy statement, your broker is no longer permitted to vote on your behalf in an election of directors. For your vote to be counted for the election of directors, you now will need to communicate your voting decisions to your broker, bank or other nominee before the date of the stockholder meeting by following the instructions on the proxy card or Voting Instruction Form to vote your shares. If you received a notice of the availability of proxy materials, you will need to follow the instructions sent to you to vote your shares.

Director Nominees

The nominees for election to the eight positions on our Board, selected by our NCG Committee of the Board and proposed by our Board to be voted upon at the annual meeting, are: Stephen P. Adik; Dorothy M. Bradley; E. Linn Draper Jr.; Dana J. Dykhouse; Julia L. Johnson; Philip L. Maslowe; Denton Louis Peoples and Robert C. Rowe.

Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote “FOR” the election of director nominees Adik, Bradley, Draper, Dykhouse, Johnson, Maslowe, Peoples and Rowe to hold office as directors until the next annual meeting of stockholders in 2011 and until their successors are duly elected and qualified. All nominees have advised the Board that they are able and willing to serve as directors.

Our goal is to maintain a diverse Board that operates cohesively and challenges management in a constructive way. The NCG Committee has not established specific minimum qualifications for director nominees or set forth specific qualities or skills that the committee believes are necessary for one or more directors to possess. Instead, in considering director candidates, the NCG Committee considers the diversity of our Board and takes into account whether the Board as a whole has the skills, experience and background that add to and complement the range of skills, experience and background of each director, based on the following: integrity, accomplishments, business judgment, experience and education, commitment, representation of stockholders, industry knowledge, independence, financial literacy, race and gender. With the exception of the company’s President and Chief Executive Officer, or CEO, all of our directors are required to be independent.

When nominating persons to serve on our Board, the NCG Committee considers individuals who can add value to the strategic policymaking and oversight responsibilities of the Board and provide skills and personal experiences that add to and complement the skills, experience and background of the Board as a whole and are needed to achieve the company’s corporate objectives. A director’s ability to contribute to the Board, the time he or she has available and his or her participation on other boards also are considered because we believe these are important factors that enhance the quality of the Board’s decision-making, its oversight of management and our business overall. The NCG Committee believes that our incumbent Board members collectively possess the experience, skills and attributes necessary to lead the company to a long and successful future. The individual qualifications of each nominee are described as follows.

Stephen P. Adik Age 66, Director since 2004, Independent

Business Experience: Mr. Adik is the retired Vice Chairman (2001-2003) of NiSource Inc. (NYSE: NI), an electric and natural gas production, transmission and distribution company. Mr. Adik was Senior Executive Vice President and Chief Financial Officer (1998-2001), and Executive Vice President and Chief Financial Officer (1996-1998), of NiSource.

Public Company Directorships Since 2005: Beacon Power (NASDAQ: BCON), a designer and manufacturer of power conversion and sustainable energy storage systems for the distributed generation, renewable energy and backup power markets (since 2004); American Water Works Company, Inc. (NYSE: AWK) a provider of high-quality water and wastewater services to more than 1,600 communities in the United States and Ontario, Canada (since 2009); and NiSource (2001-2005).

Other Current Directorships and Memberships: Director of The Chicago SouthShore and South Bend Railroad, a regional rail carrier serving northwest Indiana; director of Dearborn Midwest Conveyor Company, a manufacturer and installer of conveyor equipment for the bulk materials and automotive industries; and president of the board of the Northwest Indiana Regional Bus Authority.

Qualifications Relative to Service on Our Board: Our Board concluded that Mr. Adik is qualified to serve as a Board member because of his 25+ year career in the energy and utility industries, having served on the board and as the chief financial officer for a Fortune 500 utility holding company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. Mr. Adik holds an MBA in Finance, is considered financially literate under NYSE rules and qualifies as an audit committee financial expert under SEC rules. Mr. Adik also serves on the boards of other companies in energy- and utility-related industries, which provides him a wide perspective on various issues applicable to the company. During his six-year tenure on our Board, Mr. Adik has gained a good working knowledge of our company that provides efficiency and continuity to our Board.

Dorothy M. Bradley Age 63, Director since 2009, Independent

Business Experience: Ms. Bradley is the retired District Court Administrator for the 18th Judicial Court of Montana (2000-2007). Ms. Bradley was the Director of the University Water Center, an education and research arm of Montana State University (1993-2000); law clerk, hearing master and mediator for the Honorable Joseph Gary, Montana District Court Judge (1983-1990); and served eight terms in the Montana House of Representatives beginning in 1971.

Public Company Directorships Since 2005: None

Other Current Directorships and Memberships: Chair of the Burton K. Wheeler Center for Public Policy, an independent non-profit organization that promotes the discussion, analysis and eventual resolution of critical issues facing Montana and the region; member of the Montana Water Compact Commission; and National Advisor for the American Prairie Foundation.

Qualifications Relative to Service on Our Board: Our Board concluded that Ms. Bradley is qualified to serve as a Board member because of her experience with the Montana judicial system and her reputation as a respected civic leader in Montana. That experience brings to the Board a local perspective on relevant regulatory and community issues facing our company in Montana, where we serve approximately two-thirds of the state. Ms. Bradley’s work in the public policy arena also provides valuable background as the company addresses the environmental issues that are facing utility companies today. Ms. Bradley was new to our Board in 2009 and brings a fresh perspective to counteract complacency that can occur with a long-tenured board.

E. Linn Draper Jr. Chairman of the Board Age 68, Director since 2004, Independent

Business Experience: Mr. Draper is the retired Chairman, President and Chief Executive Officer of American Electric Power Company (NYSE: AEP), a public utility holding company (1992-2004).

Public Company Directorships Since 2005: Alliance Data Systems Corporation (NYSE: ADS), a provider of transaction services, credit services and marketing services (since 2005); Alpha Natural Resources Inc. (NYSE: ANR), a coal producer (since 2004); Temple-Inland Inc. (NYSE: TIN), a corrugated packing and forest products business (since 2004); TransCanada (NYSE: TRP), a transporter and marketer of natural gas and generator of electric power in Canada and the United States (since 2005); and Sprint (NYSE: S), a leading nationwide wireless data services provider (2003-2005).

Other Current Directorships and Memberships: None

Qualifications Relative to Service on Our Board: Our Board concluded that Mr. Draper is qualified to serve as a Board member because of his 12 years of service as chairman of the board and president and chief executive officer of one of the largest electric utilities in the United States. In addition, Mr. Draper also currently serves or has in the past served on the boards of other companies in energy- and utility-related industries, which provides him a wide perspective on the issues impacting the company today. Mr. Draper’s public board experience spans 11 companies, and he has served on a variety of committees on those boards. Mr. Draper is considered financially literate under NYSE rules. Mr. Draper has gained a good working knowledge of our company during his six-year tenure on our Board that provides efficiency and continuity to our Board.

Dana J. Dykhouse Age 53, Director since 2009, Independent

Business Experience: Mr. Dykhouse is the President and Chief Executive Officer of First PREMIER Bank, a regional bank headquartered in Sioux Falls, SD with bank locations across eastern South Dakota (since 1995).

Public Company Directorships Since 2005: None

Other Current Directorships and Memberships: Mr. Dykhouse serves in a variety of leadership roles in civic, community and professional organizations in South Dakota.

Qualifications Relative to Service on Our Board: Our Board concluded that Mr. Dykhouse is qualified to serve as a Board member because of his reputation as a respected civic, community and professional leader in South Dakota. Mr. Dykhouse has served as president and chief executive officer of a $1 billion regional bank for 15 years and provides a local perspective on the issues relevant to our service area that spans the eastern one-third of South Dakota. Mr. Dykhouse has 30 years of experience in the financial services industry and is considered financially literate under NYSE rules. Mr. Dykhouse was new to our Board in 2009 and brings a fresh perspective to counteract complacency that can occur with a long-tenured board.

Julia L. Johnson Age 47, Director since 2004, Independent

Business Experience: Ms. Johnson is President of NetCommunications, LLC, a strategy consulting firm specializing in the energy, telecommunications and information technology public policy arenas (since 2000). Ms. Johnson was Chairwoman (1997-1999) and Commissioner (1993-1997) of the Florida Public Service Commission.

Public Company Directorships Since 2005: Allegheny Energy Inc. (NYSE: AYE), an electric utility holding company (since 2003); MasTec, Inc. (NYSE: MTZ), a leading end-to-end voice, video, data and energy infrastructure solution provider (since 2002); and American Water Works Company, Inc. (NYSE: AWK), a provider of high-quality water and wastewater services to more than 1,600 communities in the United States and Ontario, Canada (since 2008).

Other Current Directorships and Memberships: None

Qualifications Relative to Service on Our Board: Our Board concluded that Ms. Johnson is qualified to serve as a Board member because of her experience in the public utility regulatory arenas, having founded and served nearly 10 years as president of a strategy consulting firm specializing in the energy, telecommunications and information technology public policy arenas and her extensive experience working with federal, state and local legislative, regulatory and administrative agencies. Ms. Johnson also served two years as chairwoman and four years as a commissioner on the Florida Public Service Commission. Ms. Johnson currently serves on the boards of three other public companies, one of which is a large investor-owned electric and natural gas utility holding company. Ms. Johnson is financially literate under NYSE rules. Ms. Johnson has gained a good working knowledge of our company during her six-year tenure on our Board that provides efficiency and continuity to our Board.

Philip L. Maslowe Age 63, Director since 2004, Independent

Business Experience: Mr. Maslowe was the nonexecutive Chairman of the Board for AMF Bowling Worldwide, Inc., operators of bowling centers and providers of sporting goods (2002-2004); Executive Vice President and Chief Financial Officer of The Wackenhut Corporation, a security, staffing and privatized prisons corporation (1997-2002); and Executive Vice President and Chief Financial Officer  of Kindercare Learning Centers, a provider of learning programs for preschoolers (1993-1997).

Public Company Directorships Since 2005: Delek US Holdings, Inc. (NYSE: DK), a diversified energy business focused on petroleum refining and supply and retail marketing (since 2006).

Other Current Directorships and Memberships: Director and chairman of the audit committee of United Site Services, a national provider of portable restrooms, temporary fence, storage, erosion control, power sweeping and other services; and director and chairman of the audit committee of American Media, Inc., a publishing company in the field of celebrity journalism and health and fitness magazines.

Qualifications Relative to Service on Our Board: Our Board concluded that Mr. Maslowe is qualified to serve as a Board member because of the diverse experience he gained over his business career, having served as chief financial officer for a number of national companies, including KinderCare Learning Centers, Thrifty Corporation and The VONS Companies, Inc. Mr. Maslowe also served as the nonexecutive chairman of the board of AMF Bowling Worldwide, Inc. Mr. Maslowe is considered financially literate under NYSE rules. Mr. Maslowe has gained a good working knowledge of our company during his six-year tenure on our Board that provides efficiency and continuity to our Board.

Denton Louis Peoples Age 69, Director since 2006, Independent

Business Experience: Mr. Peoples was founder and served as President of Nyack Management Company, Inc., a nationwide general business consulting firm (2004-2007), and is the retired Chief Executive Officer and Vice Chairman of the Board of Orange and Rockland Utilities, Inc., an investor-owned electric and natural gas utility (1994-1999). Mr. Peoples also served as Executive Vice President and was a member of the board of directors of Madison Gas and Electric Company, an investor-owned electric and natural gas utility (1992-1993).

Public Company Directorships Since 2005: None

Other Current Directorships and Memberships: Director of the Center for Clean Air Policy; director of the North Lake Tahoe Historical Society; director of the Nevada Area Council, Boy Scouts of America; Technical Advisory Board Member of the Nevada Institute for Renewable Energy Commercialization; regional director for the San Francisco Bay Area and Northern Nevada for the Naval War College Foundation; and a sponsor of the Aspen Institute Forum on Energy, the Environment and the Economy.

Qualifications Relative to Service on Our Board: Our Board concluded that Mr. Peoples is qualified to serve as a Board member because of his broad expertise in the electric and natural gas energy industries gained during his tenure as chief executive officer and vice chairman of the board of a mid-sized investor-owned utility and executive positions held at other utility or energy-related companies during his 35+ year business career. Mr. Peoples is considered financially literate under NYSE rules. Mr. Peoples has gained a good working knowledge of our company during his four-year tenure on our Board that provides efficiency and continuity to our Board.

Robert C. Rowe Age 54, Director since 2008

Business Experience: Mr. Rowe is the President and Chief Executive Officer of NorthWestern Corporation (since August 2008). Mr. Rowe was co-founder and senior partner at Balhoff, Rowe & Williams, LLC, a specialized national professional services firm providing financial and regulatory advice to clients in the telecommunications and energy industries (January 2005-August 2008), and served as Chairman and Commissioner of the Montana Public Service Commission (1993–2004).

Public Company Directorships Since 2005: None

Other Current Directorships and Memberships: None

Qualifications Relative to Service on Our Board: Our Board concluded that Mr. Rowe is qualified to serve as a Board member because of his position as president and chief executive officer of our company and his significant experience in the regulatory and public policy arenas.  Mr. Rowe previously founded and was senior partner for three and one-half years in a specialized national professional services firm providing financial and regulatory advice to clients in the telecommunications and energy industries. In addition, Mr. Rowe previously served 12 years as a commissioner (and chairman) of the Montana Public Service Commission.  Mr. Rowe also served a term as president of the National Association of Regulatory Utility Commissioners. Mr. Rowe is financially literate under NYSE rules.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THESE EIGHT NOMINEES.

CORPORATE GOVERNANCE

Our Board oversees the business of the company. It establishes overall policies and standards for us and reviews the performance of our management. The Board operates pursuant to a set of written Corporate Governance Guidelines that set forth the company’s corporate governance philosophy and the governance policies and practices that the company has established to assist in governing the company and its affiliates.

All of our corporate governance materials, including our codes of business conduct and ethics, our Corporate Governance Guidelines, and the charters for the Audit Committee, the NCG Committee and the Human Resources, or HR, Committee, are available for public viewing on our Web site at www.northwesternenergy.com under the heading About Us/Corporate Governance.

Board Leadership Structure

Our Board has placed the responsibilities of Chairman with an independent nonexecutive member of the Board which we believe provides better accountability between the Board and our management team. We believe it is beneficial to have an independent Chairman whose sole responsibility to us is leading our Board members as they provide leadership to our executive team. Our Chairman is responsible for providing leadership to the Board and facilitating communication among the directors; setting the Board meeting agendas in consultation with the President and CEO; presiding at Board meetings, executive sessions and stockholder meetings; and serving as an ex-officio member of each Board committee. This delineation of duties allows the President and CEO to focus his attention on managing the day-to-day business of the company. We believe this structure provides strong leadership for our Board, while positioning our President and CEO as the leader of the company in the eyes of our customers, employees and other stakeholders.

Executive sessions of the non-management directors without management in attendance are provided for at each regularly scheduled Board meeting and are chaired by our non-executive Chairman of the Board.

Risk Oversight of the Company

Our Audit Committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full Board by monitoring company processes for management’s identification and control of key business, financial and regulatory risks. The Audit Committee receives reports from management at least quarterly regarding the company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board, which also considers the company’s risk profile. The Audit Committee and the full Board focus on the most significant risks facing the company and review the corporate risk appetite. While the Board oversees the company’s risk management, our executive Enterprise Risk Management Committee acts to ensure that our enterprise risk management and business continuity programs, or ERM, objectives are achieved. While management is responsible for the day-to-day risk management processes, we have structured our ERM reporting relationship through our Chief Audit and Compliance Officer who reports functionally to the Audit Committee. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Determination of Independence

A director will be considered independent if he or she qualifies as “independent” under (a) NYSE standards and any applicable laws, and (b) he or she (i) has never been an employee of the company or any of its subsidiaries; (ii) is not a close relative of any management employee of the company; (iii) provides no services to the company, or is not employed by any firm providing major services to the company, other than as a director; and (iv) receives no compensation from the company other than director fees and benefits. The Board’s determination of independence is based upon a review of the questionnaires submitted on an annual basis by each director, the company’s relevant business records, publicly available information and the applicable SEC and NYSE requirements.

Based on its review, the Board determined that all of the non-employee directors (Messrs. Adik, Draper, Dykhouse, Maslowe, Peoples and Mses. Bradley and Johnson) are independent as defined in the listing standards of the NYSE. Mr. Rowe is an executive officer of the company and, therefore, is not independent.

Code of Conduct

Our Board adopted a Code of Business Conduct and Ethics, or Code of Conduct, and reviews it annually. Our Code of Conduct sets forth standards of conduct for all of our officers, directors and employees and those of our subsidiary companies, including all full- and part-time employees and certain persons that provide services on our behalf, such as agents. Our Code of Conduct is available on our Web site at www.northwesternenergy.com. We intend to post on our Web site any amendments to, or waivers from, our Code of Conduct. In addition, our Board adopted a separate code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, which provides for a complaint procedure that specifically applies to this code. This code of ethics, along with the complaint procedures, also is reviewed annually and is available on our Web site.

Committees of the Board

We have three Board committees composed solely of independent directors, each with a different independent director serving as chair of the committee. Our Board committees are: Audit Committee, Human Resources Committee, and Nominating and Corporate Governance Committee. The members of the committees, general functions of the committees and number of committee meetings in 2009 are set forth below. Each of these committees has a written charter that can be found on our Web site at www.northwesternenergy.com.

Audit Committee

Our Audit Committee assists the Board in fulfilling its responsibilities for oversight of (a)(i) the Company’s accounting and financial reporting processes, (ii) the audits and integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the independent auditor’s qualifications and independence, and (v) the performance of the Company’s internal audit function and independent auditors; (b) preparation of the Committee reports that the rules of the SEC require be included in the Company’s annual proxy statement; and (c) significant financings and dividend policy and dividend payment recommendations; and (d) such other duties as directed by the Board.

Our Audit Committee is currently composed of four independent directors: Chairman Stephen P. Adik, Dana J. Dykhouse, Philip L. Maslowe and Denton Louis Peoples. The Board determined that Audit Committee Chairman Adik qualifies as an audit committee financial expert under the applicable SEC regulations and that each member of the Audit Committee is financially literate within the meaning of the listing standards of the NYSE. Our Audit Committee held six meetings during 2009.

Human Resources Committee

Our HR Committee acts on behalf of and with the concurrence of the Board with respect to compensation, benefits and other employment matters for executives; stock-based compensation plans for employees; the election and appointment of executive officers and other officers; the assessment of the performance of the CEO; and the compensation of non-employee members of the Board. Our Compensation and Benefits Department administers our executive compensation and benefits plans.

Our HR Committee is composed of four independent directors: Chairman Philip L. Maslowe, Stephen P. Adik, Julia L. Johnson and Denton Louis Peoples. Each of the members of our HR Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee” director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. Our HR Committee held seven meetings during 2009.

The HR Committee has retained Towers Watson1 as its independent, external compensation consultant for the last several years. Towers Watson is an independent consulting firm that provides services in the areas of executive compensation and benefits and has specific expertise in evaluating compensation in the utility industry. At the HR Committee’s request, Towers Watson provides an annual evaluation and analysis of trends in both executive compensation and director compensation. Towers Watson also evaluates other compensation issues at the direct request of the HR Committee.

Nominating and Corporate Governance Committee

Our NCG Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness, and in developing and implementing our corporate governance principles. Further, the NCG Committee reviews and oversees our position on (a) corporate social responsibilities and (b) public policy issues that significantly affect us, our stockholders, our customers and our other key stakeholders.

Our NCG Committee is composed of three independent directors: Chairwoman Julia L. Johnson, Dorothy M. Bradley and Dana J. Dykhouse. Our NCG Committee held six meetings during 2009.

Our NCG Committee evaluates each director candidate to determine whether such candidate should be recommended to the Board as a director nominee. In considering new individuals for nomination as directors, the NCG Committee typically solicits recommendations from its current directors and is authorized to engage third-party advisors, including search firms, to assist in the identification and evaluation of candidates.

1 Formerly Towers Perrin; a merger of Towers Perrin and Watson Wyatt was completed in January 2010.

Our NCG Committee also considers nominees for directors properly recommended by stockholders. A stockholder who wishes to submit a candidate for consideration at the annual meeting of stockholders must notify our Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting. The stockholder’s written notice must include information about each proposed nominee, including name, age, business address, principal occupation and other information required in proxy solicitations. The nomination notice also must include the nominating stockholder’s name and address, the number of shares of our common stock beneficially owned by the stockholder, and any arrangements or understandings between the nominee and the stockholder. The stockholder also must furnish a statement from the nominee indicating that the nominee wishes and is able to serve as a director. The manner in which the NCG Committee evaluates candidates recommended by stockholders is generally the same as candidates from other sources. However, the NCG Committee will also seek and consider information concerning the relationship between the recommending stockholder and the candidate to determine if the candidate can represent the interests of all of the stockholders. The NCG Committee will not evaluate a candidate recommended by a stockholder unless the stockholder notice states that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service publicly disclosed by NorthWestern, and to provide all of the information required to conduct an evaluation.

Our Board has adopted a policy that, in connection with the Board’s annual self-evaluation process, attendance and participation by directors is considered in determining continued service on the Board. The Board held eight regular and special meetings in 2009. Each current director attended more than 75 percent of the aggregate number of the meetings of the Board and of each committee on which he or she served. At our last annual meeting of stockholders in April 2009, all of the eight director nominees were in attendance at the meeting.

Transactions with Related Persons

Our Audit Committee has adopted a written Related Persons Transaction Policy. The policy requires that any related person transaction be reviewed and approved by the Audit Committee based on its consideration of all available relevant facts and circumstances. The Audit Committee should approve a related person transaction only if it determines in good faith that such transaction is in, or is consistent with, the best interests of the company and its stockholders.

Under the policy, a “related person” is an officer, director, director nominee, or 5% or more stockholder of the company, as well as an immediate family member of such individuals or an entity which is owned or controlled by any of such individuals; and a “related person transaction” is a transaction involving (i) the company, (ii) a related person, and (iii) an aggregate annual amount in excess of $120,000.

The policy also provides ratification procedures for approval of transactions that have been commenced or consummated prior to any knowledge of the involvement of a related person and for the annual review of ongoing related person transactions to ensure that such transactions continue to remain in the best interests of the company and its stockholders. The policy is available on our Web site at www.northwesternenergy.com.

No material related person transactions were identified during 2009.

Communications with Our Board

Communications by an interested party to our Board, including our Chairman and the non-management directors, individually or as a group, should be addressed to our Corporate Secretary at 3010 W. 69th Street, Sioux Falls, SD 57108. The Corporate Secretary will forward directly to the Board any communication received.

AUDIT COMMITTEE REPORT

Our Audit Committee assists the Board in fulfilling its responsibilities for oversight of (a)(i) the Company’s accounting and financial reporting processes, (ii) the audits and integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the independent auditor’s qualifications and independence, and (v) the performance of the Company’s internal audit function and independent auditors; (b) preparation of the Committee reports that the rules of the SEC require be included in the Company’s annual proxy statement; and (c) significant financings and dividend policy and dividend payment recommendations; and (d) such other duties as directed by the Board. The Audit Committee operates pursuant to a charter that was last amended in October 2009, a copy of which is available on NorthWestern’s Web site at www.northwesternenergy.com.

In the performance of the Audit Committee’s oversight function, and in connection with the December 31, 2009, financial statements, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP, or Deloitte, our independent registered public accounting firm, required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The compatibility of non-audit services was considered with the auditor’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in NorthWestern Energy’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

Audit Committee
Stephen P. Adik, Chairman
Dana J. Dykhouse
Philip L. Maslowe
Denton Louis Peoples

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Discussion and Analysis describes our compensation program, including the rationale and processes used to determine the 2009 compensation of our executive officers. This includes the objectives and specific elements of our compensation program, including cash compensation, equity compensation and post-termination compensation. This Compensation Discussion and Analysis, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section.

We believe that executive compensation should be structured to align the long-term interests of our executives and our stockholders and be reflective of individual and company performance in achieving financial and non-financial objectives. We believe that a significant portion of an executive’s compensation should be “at risk” in the form of incentive awards that are paid, if earned, based on individual and company performance. Our executive compensation program is therefore designed to:

•	Attract and retain an executive team by providing competitive compensation and benefits that reflect our financial and operational size;

•	Reward executives for both individual and company performance; and

•	Maximize stockholder value by putting a significant emphasis on annual and long-term performance-based compensation.

We provide electricity and natural gas to approximately 661,000 customers in Montana, South Dakota and Nebraska. As further described in this section, we consider our executive compensation program to be instrumental in helping us achieve our business objectives and effective in rewarding our executive officers for helping us achieve strong financial performance. In 2009, our net income increased to $73.4 million, representing an increase of $5.8 million or 8.5 percent over the prior year. Our financial results and improvement in operational measures resulted in a 108 percent payout of our annual short-term incentive program for 2009. All regular non-represented employees participate in this Board-designed program. Regular, represented employees participate in a separate management-designed annual incentive program.

Oversight of Our Executive Compensation Program

The HR Committee acts on behalf of and with the concurrence of the Board with respect to compensation, benefits and other employment matters for executives; stock-based compensation plans for employees; the election and appointment of executive officers and other officers; the assessment of the performance of the CEO; and the compensation of non-employee members of the Board. Our CEO does not vote at the committee level and does not vote on Board matters concerning executive compensation. Our Compensation and Benefits Department administers our executive compensation and benefits plans.

In its oversight of our executive compensation program, the HR Committee works with Towers Watson and the CEO. Towers Watson assists the HR Committee in determining both the mix and amounts of compensation that we pay to our executive officers, taking into account the philosophy and goals of our compensation program. Towers Watson also provides research and market data as further described below. A Towers Watson representative attends meetings of the HR Committee as necessary and communicates directly with the HR Committee Chairman. The CEO provides recommendations to the HR Committee with respect to the corporate performance objectives and goals on which awards of both annual and long-term incentive compensation are based and with respect to issues related to attracting, retaining or motivating individual executive officers. The HR Committee considers this information, along with the advice of Towers Watson, and takes into account several factors including but not limited to (1) the desire to align management (and employee) interests with those of stockholders, (2) the desire to link management pay to both annual and long-term performance, (3) the need to attract talent from both within and outside of the utility industry, and (4) economic circumstances including turnover and retention considerations − all of which ultimately determine our executive compensation program.

The HR Committee conducts an annual performance assessment of the CEO and determines appropriate adjustments to all elements of his total compensation based on individual and company performance. The CEO performs assessments and recommends to the HR Committee total compensation adjustments for the other executive officers. The HR Committee has discretion to make adjustments to the CEO’s recommendations and recommends both CEO and executive officer compensation to the Board for approval.

Targeted Overall Compensation and Competitive Analysis

We target base salary, annual cash incentive awards and long-term equity grants, as well as total compensation, to be market competitive for our executive officers. As a component of the HR Committee’s review, Towers Watson provides an analysis of published survey data that focuses on the energy and utility industry, which is size-adjusted based on our revenues for appropriate market comparison. For 2009, this data included the Towers Perrin Compensation DataBank, Mercer Benchmark Database and Watson Wyatt Survey Report on Top Management Compensation. These surveys and the calculations to size-adjust by revenue are proprietary tools of the sponsoring organizations, and, as such, the individual companies to which we are compared are not disclosed.

This size-adjusted revenue data is the statistical reference for determining market competitive total compensation, base salary and annual incentive targets. For long-term incentive purposes, Towers Watson performs its analysis focusing on companies in the energy services industry, specifically with annual revenues less than $3 billion. The HR Committee considers the responsibilities of the job performed by each of our executive officers and his or her performance, and adjusts each executive’s targeted compensation amounts accordingly. Internal comparison with other officer positions also is considered.

Towers Watson also provides to the HR Committee a comparison of our executive compensation levels compared with a peer group selected by the HR Committee based on the following criteria: (1) companies having a market capitalization of less than $2.5 billion, and (2) energy-related revenues of at least 75% of total revenues. In addition, peer group companies either must be located near our existing service territory or have both electric and gas customers. The HR Committee reviews the peer group comparison as a reference in determining compensation. For 2009, our peer group consisted of ALLETE, Inc.; Avista Corp.; Black Hills Corporation; Empire District Electric Company; IDACORP, Inc.; MGE Energy Inc.; PNM Resources Inc.; Portland General Electric Company; UniSource Energy Corporation; Vectren, Inc.; and Westar Energy, Inc. Several of these companies provide Supplemental Executive Retirement Plan, or SERP, or other special executive retirement plans, which may add significant value to overall compensation. NorthWestern does not provide executive retirement plans other than those available to regular employees. The targeted compensation (salary, annual incentive and long-term incentive) for our CEO, excluding benefits, is 87 percent of the median for energy and utility industry survey data.

A publication issued by the Economic Policy Institute in February 2010 reported that a typical chief executive at a U.S. company earned 262 times the pay of a typical worker in 2005. In 2009, our CEO earned approximately 20 times the average pay of employees in our company.

Components of Executive Compensation

The primary components of total compensation for our executive officers for 2009 were:

•	Base salary;
•	Annual cash incentive awards; and
•	Long-term incentive awards.

The HR Committee believes the compensation components align the interests of our executives and our stockholders by basing total compensation primarily on performance and achievement of our short- and long-term goals. The specific mix among the individual components reflects our understanding of market compensation arrangements, with base salary representing about 40 percent to 60 percent of each executive’s targeted total compensation, depending on market levels and individual position and performance, while combined annual incentive and long-term incentive awards represent the remaining portion of targeted total compensation.

Retirement, health care and welfare benefit programs for executives are generally the same as for all employees and are discussed in the “Compensation of Executive Officers and Directors” section of this proxy statement.

Base Salary

The general guideline for determining salary levels for all executive officers, including the CEO, is to approximate the middle of the competitive range. Adjustments from market levels are made based on experience in the position, industry experience and individual performance and responsibilities. While the base salary component of our program for all executive officers, including the CEO, generally is targeted at market median of the survey data, our primary goal is to compensate our executives at a level that best achieves our compensation philosophy, whether or not this results in actual pay for some positions that may be higher or lower than the initial target. We find that survey results for particular positions can vary from year to year, so we consider market trends for certain positions over a period of years rather than a one-year period in setting compensation for such positions. While we experienced improved operating results in 2008 as compared with 2007, our Board determined that, in light of the broader economic circumstances, there would be no base pay increase for any executive officer in 2009.

Annual Cash Incentive Awards

Annual cash incentive awards are used to motivate employees to meet and exceed annual company objectives that are a part of our strategic plan. All regular, non-represented employees participate in the plan described in this section, and regular, represented employees participate in a separate management-designed program. Actual payouts for annual cash incentive awards reflect both company performance, based on financial and operational measures, and the individual performance of the employee. There are four factors that determine the amount of each executive’s final payout under the annual incentive plan: (1) the executive’s base salary, (2) the executive’s target incentive percentage, (3) the annual incentive plan payout percentage, and (4) the executive’s performance multiple. These factors are utilized in the following formula to determine actual payouts of annual cash incentive awards:

Base Salary  x  Target Incentive %  x  Plan Payout %  x  Performance Multiple  = Individual Payout

Each year, the HR Committee approves a target incentive percentage of base salary for each executive based on market analysis. Management also annually proposes specific performance targets for the company’s financial and operational measures, which are reviewed by the HR Committee as well as the Board. The HR Committee and the Board set the targets. At the end of the fiscal year, the HR Committee reviews data submitted by management on company performance against each of the specific performance targets and determines the degree to which each financial and operational measure was met during the year, subject to Board approval. The aggregate percentage of financial and operational measures met during the year represents the plan payout percentage for the annual incentive plan. The HR Committee may use discretion in increasing or decreasing the plan payout percentage from actual performance due to specific facts and circumstances, such as current economic conditions as well as unusual items that significantly impact financial results. As described further below, each executive’s annual individual performance is then evaluated in order to determine a performance multiple, which is factored into the incentive payout calculation. The annual incentive plan covers all non-union employees, including our executive officers. For 2009, the target amount of annual cash incentive awards for executive officers ranged from 35 percent to 70 percent of such executive officer’s base salary.

Company Performance

The performance measures and specific performance targets established for 2009 included both financial and operational measures and targets. The financial target was based on net income and represented 55 percent of the targeted 2009 plan payout percentage. Net income was chosen as the financial metric because it is a financial measure that investors consider significant to evaluate company performance and net income can be directly affected by individual employee and team performance. Operational targets represented 45 percent of the 2009 plan payout percentage, and are targeted indices or averages for employee safety, system reliability and customer satisfaction. We believe that employee safety and providing reliable service to our customers’ satisfaction over the long term is critical to our customer commitment and regulatory obligations, which ultimately supports our financial goals and enhances stockholder value. A minimum of 90 percent of the net income target must have been attained in order for any awards under the 2009 incentive plan to be earned and paid out. This coincides with the threshold net income target shown in the following table, which represents 90 percent of the target amount. The table also shows the associated weighting and plan payout percentage for 2009 for each of the performance measures:

	2009 Incentive Plan Information
	Weight (Percent of Total Plan Payout %)	Performance Level				Target % Achieved	Final Funding % of Total
Performance Measures		Threshold ($)	Target ($)	Maximum ($)	Actual Achieved ($)
Financial
Net Income ($ in millions)	55%	66.4	73.8	81.2	73.4	97.6%	53.7%
Operational
Safety (1)
Lost Work Day Incident Target Rate	15%	1.30	1.10	1.00	0.9	150.0%	22.5%
Reliability (2)
SAIDI (total duration of outage per customer─minutes)	15%	104	90	87	101	61.0%	9.2%
Customer Satisfaction (3)
Image Rating (based on independent survey results)
Reliability	5%	7.87	8.07	8.30	8.4	150.0%	7.5%
Friendly	5%	8.10	8.30	8.50	8.5	150.0%	7.5%
Value	5%	6.78	6.98	7.18	7.2	150.0%	7.5%

(1)
Safety performance is calculated by us and participating Edison Electric Institute, or EEI, benchmarking utilities as defined by Occupational Safety and Health Administration, or OSHA. OSHA specifically defines what workplace injuries and illnesses should be recorded and, of those recorded, which must be considered lost time incidents. The threshold level for the safety measure represents performance better than our peer average; the target level represents continual improvement over the 2008 actual rate of 1.2; and the maximum level represents a 10 percent improvement over target.

(2)
System Average Interruption Duration Index, or SAIDI, is a system reliability index used by us and participating Institute of Electrical and Electronic Engineers, Inc. benchmarking utilities to measure the duration of interruptions on a utility’s electric system. SAIDI indicates the total duration of interruption for the average customer during a predefined period of time. The threshold level for the reliability measure represents first quartile performance within the industry; the target level represents continual improvement over 2008 results of 93 minutes; and the maximum level represents a more than 5 percent improvement over 2008 results.

(3)
Customer satisfaction is measured based on an external survey that measures company image improvement through an annual customer survey reflecting customer views on reliability, friendliness of our employees and the value received for our service rates. An independent party conducts the survey, and scoring ranges between 1 and 10 (10 being most favorable). The threshold level for the customer satisfaction metrics represents a slight decrease from 2008 results to account for the influence of national and global factors as well as our results relative to industry average; the target level represents maintaining 2008 results; and the maximum level represents modest improvement over 2008 results.

For 2009, based on company performance, the annual incentive plan was funded at 108 percent of target. For 2008 and 2007, company performance levels resulted in funding at 91 percent and 75 percent of target, respectively. The annual incentive metrics for 2010 are consistent with those used in 2009.

Individual Performance

Each executive officer, in consultation with the CEO, annually sets individual operational and financial performance goals supportive of our corporate goals, as applicable, based on his or her area of responsibility. The CEO and executive officers are then evaluated against these goals at the end of the year to determine a performance rating. The HR Committee determines the CEO’s rating and performance multiple. The HR Committee also determines the individual ratings and performance multiples for executive officers other than the CEO, but bases its determination, in part, on the CEO’s assessment of the individual’s performance; and the Board reviews and approves this determination. Once the HR Committee establishes the executive officers’ performance multiples, the HR Committee determines individual payout amounts based on the formula described previously.

In determining individual performance, the HR Committee assesses both quantitative and qualitative factors. The HR Committee may exercise discretion related to the annual cash incentive calculation in both company and individual performance areas, including matters related to market and economic trends and forces, extraordinary internal and market-driven events, unanticipated developments and other extenuating circumstances. The HR Committee analyzes the total mix of available information (including performance against any quantitative performance goals) on a qualitative, and not strictly quantitative, basis in making annual cash incentive determinations.

For 2009, the HR Committee exercised discretion and based its determination of each executive officer’s individual performance primarily on a qualitative analysis based on events that affected us during the year, rather than on an individual performance evaluation. In light of the economic environment, we had a successful year. Significant achievements included obtaining Internal Revenue Service approval of a tax accounting method change resulting in an income tax benefit of $16.6 million during 2009; accessing the capital markets to obtain new financing as well as refinance existing debt under attractive terms; and receiving regulatory approval to construct the 150-megawatt Mill Creek Generating Station. These efforts were successful due to the substantial efforts of our executive officers and many other employees across all departments of the company.  In addition, during 2009, three senior level positions were eliminated and their duties were assumed by the remaining executives. As a result of the factors noted above, the HR Committee, in consultation with the CEO, determined that it was appropriate to assign a 100% performance multiplier to all executive officers.

See “Compensation of Executive Officers and Directors—2009 Summary Compensation” in this proxy statement for the individual amounts paid to certain of the executive officers related to the annual incentive plan.

Long-Term Incentive Plan Program

All outstanding equity awards were granted under our 2005 Long-Term Incentive Plan (2005 Plan), which was designed to provide for annual equity grants. In November 2006, the HR Committee and the Board considered the terms of a proposed merger and the fact that we do not offer supplemental retirement benefits, which are typical for executives in the utility industry. As such, the HR Committee and the Board approved accelerating the grant of long-term equity awards, subject to a five-year vesting schedule. The vesting schedule established for the awards was one-ninth on November 1, 2007; two-ninths on November 1, 2008; three-ninths on November 1, 2009; two-ninths on November 1, 2010; and one-ninth on November 1, 2011. If the merger had been completed, the grants would have vested upon completion of the merger.

The value of the restricted shares awarded to the former CEO and other executive officers who participated in this grant ranged from 40 percent to 100 percent of base salary. The HR Committee established the targeted incentives under the long-term program following its review of a variety of data, including a competitive market analysis by Towers Watson of long-term incentive programs, the scope of the position, incumbent performance, internal comparison with other officers and total direct compensation at comparable companies with similar revenues. In addition, the HR Committee considered the total pay packages of the executive officers and used the long-term incentive target as a method of achieving the appropriate mix of salary to at-risk pay.

No other awards were made to executive officers under the 2005 Plan during 2007 and 2008 except for 1,500 shares of restricted stock to Ms. Cramblit upon commencement of her employment with us in May 2008. Ms. Cramblit’s award was subject to a three-year vesting schedule of one-third on November 1, 2009; one-third on November 1, 2010; and one-third on November 1, 2011. Upon termination of her employment with us in January 2010, she forfeited the second and third installments of the nonvested shares.

In February 2009, the Board approved a three-year, performance-based award program under the 2005 Plan that is subject to cliff vesting on December 31, 2011. Shares will vest if, at the end of the three-year performance period, we have achieved certain performance goals and the individual remains employed by us. The exact number of shares issued will vary from 0% to 200% of the target award, depending on actual company performance relative to the performance goals. These awards contain both a market- and performance-based component. The performance goals for these awards are independent of each other and equally weighted. The program is intended to align management with stockholder interests. Targets range from 40 percent to 100 percent of each executive officer’s base pay, depending on position. Settlement of awards will be made only if we maintain investment grade credit ratings on both a secured and unsecured basis. The performance goals for these awards are based on a 50% weighting for both a three-year Return on Average Equity, or ROAE, and Basic Earnings Per Share, or EPS, growth performance; and a 50% weighting for Total Shareholder Return, or TSR, relative to the peer group noted above.

The ROAE and EPS growth levels are tied to management performance as this goal relates to revenue enhancement and cost containment. The ROAE and EPS goals for the 2009-2011 period are as follows:

Threshold – 8% ROAE and 6% EPS growth
Target – 10% ROAE and 10% EPS growth
Maximum – 12% ROAE and 14% EPS growth

TSR is determined by our common stock price change and dividends paid over the 2009-2011 performance period. We then compare our 2009-2011 TSR with the total shareholder returns achieved by our 11 peers over the same three-year period and determine our ranking. The TSR performance levels for the 2008-2010 performance period are:

  Threshold – 8th out of 12 companies
  Target – 5th out of 12 companies
  Maximum – 1st out of 12 companies

The HR Committee does not consider any executive officer’s current stock holding to be so large as to warrant the reduction or elimination of further long-term incentive awards.

Stock Ownership Guidelines

In February 2009, the Board approved guidelines for stock ownership by the executives, ranging from a multiple of five times base salary for the President and CEO, four times base salary for the Chief Financial Officer and two or three times base salary for the other executive officers. The stock ownership levels are to be met in five years. More specific details of our officer stock ownership guidelines are available in our Corporate Governance Guidelines that can be found on our Web site at www.northwesternenergy.com. While there is no penalty if an executive does not achieve his or her ownership guideline in five years, that executive officer will be restricted from selling stock until his or her guideline amount is achieved.

Mr. Rowe executed a Rule 10b5-1 stock trading plan on February 25, 2010, to purchase company stock during the period of March 15-31, 2010, with $130,000 of his 2009 annual incentive award.

Retirement and Other Benefits

Retirement benefits are offered to employees hired prior to January 1, 2009, through tax-qualified company-funded pension plans and to all eligible employees through a 401(k) defined contribution plan. Both pension plans and 401(k) plans are common benefits provided in the utility and energy industry. Our executive officers, including the CEO, participate in these plans, and the terms governing the retirement benefits under these plans are the same as those available for substantially all employees. We do not offer any supplemental retirement benefits to our executive officers. Our healthcare, insurance and other welfare and employee-benefit programs are generally the same for substantially all employees, including the CEO and executive officers. We share the cost of health and welfare benefits with our employees, which is dependent on the benefit coverage option that each employee elects. Our executive officers do not receive any material perquisites or special benefits.

Severance and Post-Termination Benefits

We provide severance and post-termination benefits to our executive officers under our severance plan or pursuant to the terms of various employment, separation or consulting agreements we may enter into with our executive officers from time to time. Severance and post-termination benefits are explained in detail under the “Compensation of Executive Officers and Directors” section of this proxy statement.

Employment Agreements

We believe that, generally, ongoing employment agreements are not necessary to retain talented executives; however, agreements may be appropriate on a case-by-case basis, such as when an executive begins employment with us. Due to the changing marketplace in which we compete for talent, the HR Committee regularly reviews this practice to help ensure that we remain competitive in our industry. Upon commencement of his employment in August 2008, we entered into an employment agreement with Robert C. Rowe, our President and CEO, that sets forth certain terms of his employment with us. Mr. Rowe’s employment agreement is described below.

Mr. Rowe

Mr. Rowe is entitled to receive an annual salary of $500,000, which the HR Committee will review on an annual basis, and is eligible to participate in existing executive compensation plans as well as those established in the future. In addition, we agreed to reimburse Mr. Rowe for up to $25,000 for expenses he incurred in connection with his appointment as President and CEO. The actual amount of Mr. Rowe’s expenses, related primarily to legal and accounting matters, was $15,586. Mr. Rowe also is eligible to participate in the benefit plans made available to all employees. Mr. Rowe was granted 20 years of service credit solely for the determination of paid time off. The term of Mr. Rowe’s employment agreement is two years. If Mr. Rowe’s employment is terminated before August 13, 2010, for any reason other than resignation or for cause, as defined by the applicable severance plan, and upon delivery of a waiver and release in favor of us, he will be entitled to an amount equal to the salary he would have been paid had the term of the agreement been completed and payable in the same manner as any payments that are made under the applicable severance plan. This payment is in addition to any payments made under the severance plan for officers and executives in effect at the time of termination of employment. This benefit was necessary to secure Mr. Rowe’s agreement to leave his consulting firm. As of August 13, 2010, Mr. Rowe will continue to serve as CEO at the pleasure of the Board, but without a contract.

Immediately prior to his appointment as an executive officer, Mr. Rowe withdrew from Balhoff & Williams, formerly Balhoff, Rowe & Williams. We had retained Balhoff, Rowe & Williams in the past for services. For the year ended December 31, 2007, and for the six month period ended June 30, 2008, we paid Balhoff, Rowe & Williams fees in the amount of $281,428 and $252,342, respectively. Mr. Rowe was a member of Balhoff, Rowe & Williams during these periods. Effective April 1, 2008, we entered into a professional services contract with Balhoff, Rowe & Williams through June 2009 specifying minimum base fees against a baseline of hours worked of $100,000 for April, $75,000 for each of May and June, and $35,000 per month for July 2008 through June 2009.

To enable us to hire Mr. Rowe as an executive officer, we agreed to pay Balhoff & Williams a buyout payment of $250,000 less applicable withholding taxes, payable in three installments ending December 31, 2009, in consideration for Balhoff & Williams’ release of Mr. Rowe from his obligations to Balhoff & Williams. Mr. Rowe agreed to pay Balhoff & Williams an amount equal to the amount of taxes withheld by us from the buyout payment, which is $81,125. The buyout payment was reported as imputed income to Mr. Rowe ($100,000 in 2008 and $150,000 in 2009), including a credit equal to the amount of taxes withheld by us from the buyout payment. Mr. Rowe is responsible for paying all applicable taxes.

In addition to the buyout payment, we agreed to extend the services contract for 24 months, beginning on September 1, 2008, and to pay Balhoff & Williams a retainer of $500,000, payable in monthly amounts of $20,833.33, in addition to the base fees. Our obligation to pay the retainer may be terminated only for the gross negligence or willful misconduct of Balhoff & Williams, or in the event Mr. Rowe’s employment with us ceases for any reason and he rejoins or affiliates with Balhoff & Williams in any capacity.

Mr. Rowe did not participate in the discussions or negotiations related to the retainer, the buyout payment or the extension of the services contract. Mr. Rowe did not receive, share in or otherwise participate in any of the buyout payment, retainer or any other payments made by us to Balhoff & Williams after August 13, 2008. Mr. Rowe did not receive any payment from Balhoff & Williams for his ownership interest in the firm.

Compensation Committee Interlocks and Insider Participation

During 2009, Stephen P. Adik, Julia L. Johnson, Philip L. Maslowe and Denton Louis Peoples served on our HR Committee. Each is an independent member as defined by NYSE corporate governance listing standards. None of the persons who served as members of our HR Committee during 2009 are officers or employees or former employees of NorthWestern or any of its subsidiaries. In addition, no executive officer of NorthWestern or any of its subsidiaries served as a member of the Board or compensation committee of any other entity.

COMPENSATION COMMITTEE REPORT

The HR Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2009.

Human Resources Committee
Philip L. Maslowe, Chairman
Stephen P. Adik
Julia L. Johnson
Denton Louis Peoples

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The table below shows the compensation earned during the years ended December 31, 2009, 2008 and 2007 by our Chief Executive Officer, Chief Financial Officer and the three most highly compensated officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers at the end of 2009. Collectively, these officers are referred to as named executive officers, or NEOs.

2009 Summary Compensation

The following table sets forth the compensation earned during 2009, 2008 and 2007 for services in all capacities by the NEOs:

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Non-equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compen- sation (5) ($)	Total ($)
Robert C. Rowe (6)	2009	519,231	433,972	378,000	25,176	167,372	1,523,751
President & Chief	2008	169,231	—	120,960	15,050	107,253	412,494
Executive Officer

Brian B. Bird	2009	340,624	213,532	177,124	23,843	38,702	793,825
Vice President,	2008	325,129	—	149,244	11,415	35,759	521,547
Chief Financial Officer	2007	301,846	—	109,411	4,731	44,638	460,626
and Treasurer

Miggie E. Cramblit (7)	2009	295,961	123,692	123,120	19,433	36,343	598,549
Vice President,	2008	175,385	32,374	69,160	N/A	127,663	404,582
General Counsel,
Corporate Secretary and
Chief Compliance Officer

Curtis T. Pohl	2009	218,492	73,049	79,531	55,102	41,448	467,622
Vice President –	2008	207,988	—	67,012	17,813	39,159	331,972
Retail Operations	2007	190,000	—	51,846	—	41,426	283,272

David G. Gates (8)	2009	224,899	75,179	81,863	96,633	28,744	507,318
Vice President –
Wholesale Operations

(1)	Base salary amounts for 2009 reflect 27 pay periods during the calendar year.

(2)
These values reflect the grant date fair value of these awards as calculated utilizing the provisions of Accounting Standards Codification 718, Stock Compensation, and does not represent earned or paid compensation as the shares are subject to performance and vesting conditions. For the 2009 awards, the exact number of shares issued will vary from 0% to 200% of the target award, depending on actual company performance relative to the performance goals. The values in the table above assume 100% payout based on grant date fair value. See Note 13 to the consolidated financial statements in our 2009 Annual Report on Form 10-K for further information regarding assumptions underlying the valuation of equity awards. The values of awards assuming a maximum payout based on grant date fair value would be $867,944; $427,064; $247,385; $146,099 and $150,359 for each NEO, respectively.

(3)
The Non-equity Incentive Plan Compensation column reflects cash incentive awards earned pursuant to our annual incentive plan as previously described. These awards are earned during the year reflected and paid in the following fiscal year.

(4)
These amounts are attributable to a change in the value of each NEO’s defined benefit pension account balance. Changes in actuarial assumptions for the discount rate from 6.25% to 6.0% for the NorthWestern Energy Pension Plan and 5.75% for the NorthWestern Pension Plan resulted in significantly higher changes in pension value than was reported for 2008. Ms. Cramblit was not eligible to participate in the pension plan applicable to her in 2008, and therefore had no change in pension value.

(5)
The following table identifies the items included in the All Other Compensation column for 2009. Employee benefits include employer contributions, as applicable, for health benefits (medical, dental, vision and employee assistance plan), group term life and 401(k) plan, which are generally available to all employees on a nondiscriminatory basis. Life insurance also includes imputed income consistent with IRS guidelines for coverage amounts in excess of $50,000 for each of the NEOs. Mr. Rowe’s other income is related to the buyout of his contract with his former employer. Mr. Bird’s other income is a perquisite, which consists of the use of a modest company-owned property in Montana. Ms. Cramblit’s other income includes relocation benefits. Mr. Gates’ other income includes vacation sold back to the company at a rate of 75% ($6,950) and the use of a modest company-owned property in Montana.

	Health Benefits ($)	Life Insurance ($)	401(k) Contributions ($)	Other Income ($)	All Other Compensation ($)
Robert C. Rowe	4,464	3,108	9,800	150,000	167,372
Brian B. Bird	14,763	1,311	22,050	578	38,702
Miggie E. Cramblit	9,839	1,710	22,050	2,744	36,343
Curtis T. Pohl	14,763	2,185	24,500	—	41,448
David G. Gates	10,261	1,271	9,800	7,412	28,744

(6)	Mr. Rowe was hired in 2008 as President and CEO. Mr. Rowe’s 2008 compensation reflects amounts earned from August 14 to December 31, 2008. Mr. Rowe’s annualized salary for 2008 was $500,000.

(7)
Ms. Cramblit was hired in 2008 as Vice President, General Counsel and Corporate Secretary. Ms. Cramblit’s 2008 compensation reflects amounts earned from May 5 to December 31, 2008. Ms. Cramblit’s annualized salary for 2008 was $285,000.

(8)	Mr. Gates did not meet the criteria in 2008 and 2007 to be included as an NEO.

2009 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			Grant Date Fair Value of Stock Awards (2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert C. Rowe
Annual Cash Incentive	—	175,000	350,000	525,000	—	—	—	—
Long-term Equity	2/13/09	—	—	—	—	20,781	41,562	433,972
Brian B. Bird
Annual Cash Incentive	—	82,002	164,004	246,006	—	—	—	—
Long-term Equity	2/13/09	—	—	—	—	10,225	20,450	213,532
Miggie E. Cramblit
Annual Cash Incentive	—	57,000	114,000	171,000	—	—	—	—
Long-term Equity	2/13/09	—	—	—	—	5,923	11,846	123,692
Curtis T. Pohl
Annual Cash Incentive	—	36,820	73,640	110,460	—	—	—	—
Long-term Equity	2/13/09	—	—	—	—	3,498	6,996	73,049
David G. Gates
Annual Cash Incentive	—	37,900	75,799	113,699	—	—	—	—
Long-term Equity	2/13/09	—	—	—	—	3,600	7,200	75,179

(1)	Reflects possible payout range of 2009 Plan performance awards. Each unit has a weighted average grant date fair value of $21.53.

(2)
These values reflect the grant date fair value of these awards as calculated utilizing the provisions of Accounting Standards Codification 718, Stock Compensation, and does not represent earned or paid compensation as the shares are subject to performance and vesting conditions. The values in the table above assume 100% payout based on grant date fair value. See Note 13 to the consolidated financial statements in our 2009 Annual Report on Form 10-K for further information regarding assumptions underlying the valuation of equity awards.

Non-equity Incentive Plan Awards

Non-equity incentive plan compensation includes amounts earned under the NorthWestern Energy 2009 Employee Incentive Plan, which were paid in 2010. The HR Committee reviewed 2009 performance against plan targets and the plan achieved a payout percentage of 108 percent, as discussed in the “Compensation Discussion and Analysis—Annual Cash Incentive Awards—Company Performance” section of this proxy statement. Awards for the NEOs for 2009 were calculated based on the formula described previously and are as follows:

Name	Annual Target Incentive as Percent of Base Pay	2009 Actual Incentive as Percent of 2009 Salary	Incentive Award ($)
Robert C. Rowe (1)	70%	72.8%	378,000
Brian B. Bird	50%	52.0%	177,124
Miggie E. Cramblit	40%	41.6%	123,120
Curtis T. Pohl	35%	36.4%	79,531
David G. Gates	35%	36.4%	81,863

(1)	Mr. Rowe executed a Rule 10b5-1 stock trading plan on February 25, 2010, and elected to purchase company stock during the period March 15-31, 2010, with $130,000 of his 2009 annual incentive award.

Equity Incentive Plan Awards

As previously discussed in the “Compensation Discussion and Analysis—Components of Executive Compensation—Long-Term Incentive Plan Program” section in this proxy statement, the Board approved granting performance awards in 2009 under the 2005 Plan. The values of stock awards included in the tables reflect the grant date fair value of these awards as calculated utilizing the provisions of Accounting Standards Codification 718, Stock Compensation, and does not represent earned or paid compensation as the shares are subject to performance and vesting conditions. For the 2009 awards, the exact number of shares issued will vary from 0% to 200% of the target award, depending on actual company performance relative to the performance goals. See Note 13 to the consolidated financial statements in our 2009 Annual Report on Form 10-K for further information regarding assumptions underlying the valuation of equity awards.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table contains information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to the awards for each NEO.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Robert C. Rowe	2/13/09	—	—	41,562	1,081,443
Brian B. Bird	2/13/09	—	—	20,450	532,109
	11/6/06	4,521	117,636	—	—
Miggie E. Cramblit (2)	2/13/09	—	—	11,846	308,233
	5/5/08	1,000	26,020	—	—
Curtis T. Pohl	2/13/09	—	—	6,996	182,036
	11/6/06	2,183	56,802	—	—
David G. Gates	2/13/09	—	—	7,200	187,344
	11/6/06	1,912	49,750	—	—

(1)	For Messrs. Bird, Pohl and Gates, these remaining shares vest over a two-year period as follows: two-ninths on November 1, 2010; and one-ninth on November 1, 2011.

(2)	Ms. Cramblit’s remaining shares were forfeited upon her termination of employment on January 5, 2010.

(3)	Values were calculated based on a $26.02 closing price of our common stock, as reported on the New York Stock Exchange on December 31, 2009.

(4)	These shares cliff vest on December 31, 2011, if performance targets are met, and are reflected at the maximum payout level.

During 2009, three-ninths of the original service-based restricted shares vested for Messrs. Bird, Pohl and Gates. The number of shares that have not vested represents three-ninths of the original share award. One-third of the original service-based restricted shares vested for Ms. Cramblit, and the number of shares that have not vested represents two-thirds of the original share award. Dividends are not paid or accrued on any unvested shares.

2009 Stock Vested

The table below shows the dollar amounts realized pursuant to the vesting of equity-based awards during the last fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert C. Rowe	—	—
Brian B. Bird	4,523	109,547
Miggie E. Cramblit	500	12,110
Curtis T. Pohl	2,184	52,896
David G. Gates	1,914	46,357

Shares vested during 2009 for Messrs. Bird, Pohl and Gates represent three-ninths of the restricted shares granted on November 6, 2006, under the 2005 Plan as discussed above. Shares vested during 2009 for Ms. Cramblit represent one-third of the restricted shares granted on May 5, 2008, under the 2005 Plan as discussed above. We determined the value realized for the 2009 vesting using the fair market value of our common stock on November 2, 2009, which was $24.22.

Post Employment Compensation

2009 Pension Benefits

We have two separate defined benefit pension plans. The NorthWestern Energy Pension Plan is applicable to employees who begin their employment in Montana, and the NorthWestern Pension Plan is applicable to employees who begin their employment in South Dakota or Nebraska. Mr. Rowe and Mr. Gates are participants in the NorthWestern Energy Pension Plan. Mr. Bird, Ms. Cramblit and Mr. Pohl are participants in the NorthWestern Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert C. Rowe	NorthWestern Energy Pension Plan	1.00	40,226	—
Brian B. Bird	NorthWestern Pension Plan	6.08	73,470	—
Miggie E. Cramblit	NorthWestern Pension Plan	1.66	19,433	—
Curtis T. Pohl	NorthWestern Pension Plan	23.39	215,558	—
David G. Gates	NorthWestern Energy Pension Plan	31.00	632,546	—

We calculated the present value of accumulated benefits assuming benefits commence at age 65 and using the discount rate, mortality assumption and assumed payment form consistent with those disclosed in Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. While we calculated the present values in the table above assuming that benefits commence at age 65, the following table summarizes the cash balance available if the individual were to terminate service as of December 31, 2009.

Name	Cash Balance ($)
Robert C. Rowe	40,799
Brian B. Bird	70,440
Miggie E. Cramblit	18,959
Curtis T. Pohl	205,731
David G. Gates	641,564

Under the NorthWestern Energy Pension Plan, a participant’s account grows based upon (1) contributions by the company made once per year, and (2) interest credits at the rate of 6 percent per year. Contribution rates range from 3 percent to 12 percent for compensation below the taxable wage base and from 1.5 percent to 6 percent for compensation above one-half of the taxable wage base. Upon termination of employment, an employee who is at least 50 years of age with five years of service may begin receiving a monthly annuity or defer receiving benefits until he or she is required to take a minimum distribution.

Under the cash balance formula of the NorthWestern Pension Plan, a participant’s account grows based upon (1) annual pay credits, and (2) annual interest credits based on the average Federal 30-year Treasury Bill rate for November of the preceding year. Pay credits range from 3 percent to 7.5 percent for compensation below the taxable wage base, and such amounts are doubled for compensation above the taxable wage base. Upon termination of employment, an employee, or if deceased, his or her beneficiary, may elect to receive a lump sum equal to the cash balance in the account, a monthly annuity if age 55 or greater, or defer receiving benefits until he or she is required to take a minimum distribution.

The plans were closed to new entrants January 1, 2009. For both pension plans, credited years of service are based on actual hire date, and pensionable earnings include base pay only. Mercer Human Resources Consulting, the actuary for our pension plans, calculated the present value of accumulated benefits using participant data provided by us.

Non-qualified Deferred Compensation

During 2009, we implemented a Non-qualified Deferred Compensation Plan that provides the opportunity for eligible officers, including the NEOs, to defer certain compensation including base salary, short-term incentive awards and long-term equity awards beginning January 1, 2010. Under the Plan, eligible employees may elect to defer up to 100% of base salary, subject to compliance with Section 409A of the Internal Revenue Code compensation limit and up to 100 percent of short-term and long-term incentives. There are no company contributions to the Non-qualified Deferred Compensation Plan.

At the time of deferral election, Non-qualified Deferred Compensation Plan participants may elect to have deferrals credited to their account in cash or in company stock. If cash deferrals are elected, participants may choose to invest their plan account balances in investment options that substantially mirror the qualified employee 401(k) plan investment options.

Plan participants do not pay income taxes on amounts deferred or earnings thereon, until those amounts are distributed from the Non-qualified Deferred Compensation Plan. A participant’s benefits under the Non-qualified Deferred Compensation Plan are fully vested and are payable after terminating employment. Benefits are paid in a lump sum unless a participant elects annual installments.

Termination or Change in Control Arrangements

2008 Key Employee Severance Plan

Our NEOs are participants in the 2008 Key Employee Severance Plan, which we refer to as the 2008 Severance Plan. The 2008 Severance Plan was reviewed by the HR Committee with recommendations from professional advisors and approved by the Board. The HR Committee believes that it is appropriate for us to have a severance plan to provide a consistent means of addressing severance situations.

The 2008 Severance Plan provides for the payment of severance benefits in the event an officer is terminated involuntarily without cause. Cause generally is defined in the 2008 Severance Plan as (i) fraud, misappropriation of corporate property or funds, or embezzlement; (ii) malfeasance in office, misfeasance in office which is willful or grossly negligent, or nonfeasance in office which is willful or grossly negligent; (iii) failure to comply with our Code of Conduct; (iv) illegal conduct, gross misconduct or dishonesty, in each case which is willful and results (or is reasonably likely to result) in substantial damage to the company; or (v) willful and continued failure by the employee to perform substantially his/her duties. For this purpose, involuntary termination does not include a termination resulting from a participant’s death or disability.

The severance benefits payable under the 2008 Severance Plan consist of:

•	a lump-sum cash payment equal to one times annual base pay;

•	reimbursement of COBRA premiums paid by the participant during the 12-month period following the participant’s termination date; and

•	$12,000 of outplacement services during the 12-month period following the participant’s termination date.

The following table shows the amount of potential cash severance that would have been payable, based on an assumed termination date of December 31, 2009, under the normal severance provisions of the 2008 Severance Plan, including the amount that each NEO would be entitled to be reimbursed for outplacement expenses and reimbursement of costs for continuing coverage and other benefits under our group health, dental and life insurance plans. Severance benefits are not provided for terminations with cause.

Name	Base Salary ($)	COBRA Premiums ($)	Outplacement Services ($)	Amount of Potential Severance Benefit ($)
Robert C. Rowe (1)	500,000	4,534	12,000	516,534
Brian B. Bird	328,008	15,040	12,000	355,048
Miggie E. Cramblit (2)	285,000	10,017	12,000	307,017
Curtis T. Pohl	210,400	15,040	12,000	237,440
David G. Gates	216,569	10,448	12,000	239,017

(1)	Mr. Rowe’s severance benefits were calculated in accordance with his employment agreement and provisions of the 2008 Severance Plan, as applicable.

(2)	Actual severance benefits received by Ms. Cramblit in 2010 are described in detail in the subsequent paragraphs of this proxy statement.

The 2008 Severance Plan does not provide for change in control payments.

2005 Long-Term Incentive Plan Change in Control Provision

All outstanding equity awards were granted under our 2005 Long-Term Incentive Plan (2005 Plan). The 2005 Plan, in a change in control situation, provides that either the vesting of awards shall accelerate so that awards shall vest as to the shares that otherwise would have been unvested, or the HR Committee shall arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of outstanding awards. The following table shows the amount of potential stock value that would have been received, based on an assumed change in control date of December 31, 2009, and a closing stock price of $26.02.

Name	Value of Accelerated Stock Vesting ($)
Robert C. Rowe	540,722
Brian B. Bird	383,691
Miggie E. Cramblit (1)	180,136
Curtis T. Pohl	147,820
David G. Gates	143,422

(1)	Ms. Cramblit’s remaining shares were forfeited upon her termination of employment on January 5, 2010.

Ms. Cramblit

On December 8, 2009, we announced that, effective January 5, 2010, Miggie E. Cramblit would no longer serve in the capacity of Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer. Ms. Cramblit’s resignation was deemed a termination without cause, and she executed a Waiver and Release Agreement effective January 5, 2010. Under the 2008 Severance Plan, Ms. Cramblit received the following:

•	a lump-sum payment of $285,000, equal to her base salary;

•	an annual short-term incentive bonus of $123,120, calculated at the end of the 2009 fiscal year and payable on or before March 15, 2010;

•	reimbursement of any COBRA premiums paid by Ms. Cramblit during the 12-month period following her separation from the company; and

•	outplacement services through a provider selected by us up to a maximum of $12,000 over the 12-month period following Ms. Cramblit’s separation.

Ms. Cramblit’s account balances under our qualified retirement plans were fully vested and are unaffected by the agreement (as of December 31, 2009, the present value of such pension benefits was $19,433). All outstanding unvested equity awards were forfeited upon termination.

To allow Ms. Cramblit to conclude various outstanding litigation matters, we entered into a consulting agreement with her on January 5, 2010, which provided for compensation for certain agreed upon consulting services of $23,750 per month through the term of the agreement, which expires on April 5, 2010.

Death and Disability Benefits

Our executives are covered by the standard death and disability benefits that are available to substantially all employees.

2009 Director Compensation

Compensation to our non-employee directors consists of an annual cash retainer, an annual unrestricted stock award, an annual cash retainer for the chair of each committee of the Board, and meeting attendance fees. Non-employee directors are not eligible to participate in our retirement plans. The following table shows the rates for non-employee director compensation for 2009:

	Cash ($)	Shares (#)
Annual Board Retainer
Initial Stock Grant (sign-on grant to a new member)	N/A	1,000
Board Chair	100,000	3,000
Board Member	25,000	2,000
Annual Committee Chair Retainer
Audit Committee	10,000	N/A
Nominating and Corporate Governance Committee	6,000	N/A
Human Resources Committee	6,000	N/A
Meeting Fees (1)
Board Meeting	2,000	N/A
Committee Meeting	2,000	N/A

(1)	The Board Chairman does not receive meeting fees.

The company also reimburses non-employee directors for the cost of participation in certain continuing education programs and travel costs to meetings.

The following table sets forth the compensation earned by our non-employee directors for service on our Board during 2009. Employee directors are not compensated for service on the Board.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (1) (2) ($)	Total ($)
E. Linn Draper Jr., Chairman	100,000	238,829	338,829
Stephen P. Adik	73,000	132,995	205,995
Dorothy M. Bradley (3)	28,667	62,040	90,707
Dana J. Dykhouse (4)	48,917	73,830	122,747
Jon S. Fossel (5)	22,333	46,960	69,293
Julia L. Johnson	67,000	170,997	237,997
Philip L. Maslowe	69,000	164,027	233,027
Denton Louis Peoples	61,000	97,175	158,175

(1)	Amounts deferred under the deferred compensation plan described below included $100,000 for Mr. Draper; $35,000 for Mr. Adik; $67,000 for Ms. Johnson; and $69,000 for Mr. Maslowe.

(2)
These values reflect the grant date fair value of annual stock awards described above, and the change in value in deferred compensation. Grant date fair value is calculated utilizing the provisions of Accounting Standards Codification 718, Stock Compensation. See Note 13 to the consolidated financial statements in our 2009 Annual Report on Form 10-K for further information regarding assumptions underlying the valuation of equity awards. The grant date fair value of annual stock awards made during 2009 was $23.48 per share, or $70,440 for Mr. Draper and $46,960 for Mr. Adik, Mr. Fossel, Ms. Johnson, Mr. Maslowe and Mr. Peoples. Mr. Adik, Ms. Johnson, Mr. Maslowe and Mr. Peoples deferred these grants under the deferred compensation plan described below. Ms. Bradley and Mr. Dykhouse received stock awards in conjunction with the beginning of service on our Board, which had a grant date fair value of $20.68, or $62,040, and $24.61, or $73,830, respectively. As of December 31, 2009, Mr. Draper, Mr. Adik, Ms. Johnson, Mr. Maslowe and Mr. Peoples have 2,499 shares of stock granted in 2006 under the 2005 Plan that have not vested. The value of the adjustments to deferred compensation accounts reflects amounts deferred, appreciation/depreciation and dividends. The number of deferred share units outstanding as of December 31, 2009, are as follows: E. Linn Draper – 46,387; Stephen P. Adik – 24,703; Julia L. Johnson – 34,416; Philip L. Maslowe – 32,667; and Denton Louis Peoples – 15,249.

(3)	Ms. Bradley began service on our Board on April 22, 2009.

(4)	Mr. Dykhouse began service on our Board on January 30, 2009.

(5)	Mr. Fossel resigned from our Board effective April 22, 2009.

Non-employee directors may elect to defer up to 100% of any qualified cash or equity-based compensation that would be otherwise payable to them, subject to compliance with NorthWestern’s 2005 Deferred Compensation Plan for Non-employee Directors and Section 409A of the Internal Revenue Code. For those directors who defer their compensation, the meeting fee or retainer, as applicable, is the value utilized to determine the amount of deferred compensation. The deferred compensation may be invested in deferred stock units or designated investment options that substantially mirror the qualified employee 401(k) plan options. Based on the election of the non-employee director, following separation from service on the Board, other than on account of death, he or she shall receive a distribution either in a lump sum or in approximately equal installments over a designated number years (not to exceed 10 years). Distributions of deferred share units will be equal to one share of common stock for each unit. All deferrals made in 2009 and prior years are invested in deferred stock units. The value of each deferred compensation account is adjusted periodically to reflect the gains, losses and dividends associated with the designated investments.

Director Stock Ownership Guidelines

Our director stock ownership guidelines provide that each non-employee Board member is to retain at least five times the value of his or her annual Board and committee chair retainer(s) in common stock or deferred stock units within five years of commencing service on our Board. The following table shows the non-employee Board members’ stock ownership levels as of December 31, 2009:

Name	Stock Ownership Requirement ($)	Number of Shares or DSUs Owned (#)	Ownership as a Percent of Requirement (1)
E. Linn Draper Jr., Chairman	500,000	46,387	241%
Stephen P. Adik	175,000	44,703	665%
Dorothy M. Bradley (2)	125,000	3,039	63%
Dana J. Dykhouse (2)	125,000	3,000	62%
Julia L. Johnson	155,000	34,416	578%
Philip L. Maslowe	155,000	32,667	548%
Denton Louis Peoples	125,000	18,249	380%

(1)	Ownership percentage calculated as of December 31, 2009, using a closing stock price of $26.02.

(2)	Ms. Bradley and Mr. Dykhouse joined the Board in 2009 and have until 2014 to meet their stock ownership levels.

STOCK OWNERSHIP INFORMATION

Our common stock is currently the only class of voting securities. The number of shares noted are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of option, warrant or right.

Security Ownership of Directors and Management

The following table sets forth certain information as of February 22, 2010, with respect to the beneficial ownership of shares of our common stock owned by our current directors, the NEOs, and by all of our directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Unrestricted Shares of Common Stock Beneficially Owned Directly	Unrestricted Shares of Common Stock Beneficially Owned Indirectly	Unvested Restricted Stock	Deferred Stock Units	Total Shares of Common Stock Beneficially Owned	Percent of Common Stock
Stephen P. Adik (1)	–	20,000	2,499	27,061	49,560	*
E. Linn Draper Jr.	–	–	2,499	50,409	52,908	*
Dorothy M. Bradley	3,039	–	–	2,000	5,039	*
Dana J. Dykhouse	5,000	–	–	–	5,000	*
Julia L. Johnson	–	–	2,499	36,733	39,232	*
Philip L. Maslowe	–	–	2,499	34,667	37,166	*
Denton Louis Peoples	3,000	–	2,499	17,249	22,748	*
Robert C. Rowe (2)	–	2,275	–	–	2,275	*
Brian B. Bird	22,836	–	4,521	–	27,357	*
Miggie E. Cramblit	500	–	–	–	500	*
Curtis T. Pohl	5,952	–	2,183		8,135	*
David G. Gates	4,986	–	1,912	–	6,898	*
Directors and Executive Officers as a Group (15 persons)	56,608	22,275	26,450	168,119	251,177	*
* Less than 1%.

(1)	Shares held indirectly by Mr. Adik represent shares held in a trust of which Mr. Adik and his spouse are co-trustees.

(2)
Shares held indirectly by Mr. Rowe represent shares held in a SEP IRA owned by Mr. Rowe. On February 24, 2010, Mr. Rowe purchased an additional 1,955 shares in his SEP IRA; and on February 25, 2010, Mr. Rowe executed a Rule 10b5-1 stock trading plan and elected to purchase company stock during the period March 15-31, 2010, with $130,000 of his 2009 annual incentive award.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on information furnished to us and contained in reports filed with the SEC, as well as written representations that no other reports were required, NorthWestern believes that during 2009 all of its directors and executive officers timely filed all reports required by Section 16 of the Securities Exchange Act of 1934, as amended.

Security Ownership of Certain Beneficial Holders

The following table sets forth information regarding whom we know to be the beneficial owners of more than 5 percent of our issued and outstanding common stock as of February 22, 2010. Such information is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock
Munder Capital Management (1)	3,050,916	8.5%
480 Pierce Street, Suite 300 Birmingham, MI 48009
BlackRock Institutional Trust Company, N.A. (2)	1,924,456	5.4%
500 Howard Street, San Francisco, CA 94105-2618

(1)
Reflects shares beneficially owned by Munder Capital Management as of December 31, 2009, according to a statement on Schedule 13G/A filed with the SEC on February 11, 2010, which indicates that the beneficial owner, an investment advisor, has sole voting power and dispositive power with respect to 3,050,916 shares. The beneficial owner holds shared voting power with respect to none of the shares. The Schedule 13G certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of NorthWestern Corporation.

(2)
Reflects shares beneficially owned by BlackRock Institutional Trust Company, N.A. as of December 31, 2009, according to a statement on Schedule 13G filed with the SEC on January 29, 2010, which indicates that the beneficial owner, an asset management subsidiary of Blackrock Inc., an institutional investment management firm, has sole voting and dispositive power with respect to 1,924,456 shares. The beneficial owner holds shared voting power with respect to none of the shares. The Schedule 13G certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of NorthWestern Corporation.

PROPOSAL 2
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2010, and recommends that stockholders vote for ratification of such appointment. Although action by the stockholders is not required by law, the Audit Committee and the Board have determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interest of the company and its stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.

Representatives of Deloitte will be present at the annual meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions. The following table is a summary of the fees billed to us by Deloitte for professional services for the fiscal years ended December 31, 2009 and 2008:

Fee Category	Fiscal 2009 Fees ($)	Fiscal 2008 Fees ($)
Audit fees	1,281,980	1,353,000
Audit-related fees	—	—
Tax fees	239,116	60,000
All other fees	—	—
Total fees	1,521,096	1,413,000

Audit Fees

Audit fees consist of fees billed for professional services rendered for the audit of our financial statements, internal control over financial reporting and review of the interim financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. For 2009, this amount includes estimated billings for the completion of the 2009 audit, which were rendered after year-end.

Audit-related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” There were no audit-related fees in fiscal 2009 and 2008.

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance of $239,116 and $60,000 for the years ended December 31, 2009 and 2008, respectively. These services include assistance regarding federal and state tax compliance.

All Other Fees

All other fees consist of fees for products and services other than the services reported above. In fiscal years 2009 and 2008, there were no other fees.

Pre-approval Policies and Procedures

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. Our Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent public accountants for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent public accountants. The procedures require the Audit Committee to be informed of each service, and the procedures do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Pursuant to the provisions of the Audit Committee Charter, before Deloitte is engaged to render audit or non-audit services, the Audit Committee must pre-approve such engagement. For 2009, 100% of the audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee or the Chairman of the Audit Committee pursuant to delegated authority.

Leased Employees

In connection with their audit of our 2009 annual financial statements, more than 50% of Deloitte’s work was performed by full-time, permanent employees of Deloitte.

The affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy and entitled to vote thereon is required to ratify the selection of Deloitte. Brokers may vote a client’s proxy in their own discretion on this proposal, and accordingly, “broker non-votes” will not affect the outcome of the vote on the proposal. Abstentions will have the same effect as a vote against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “FOR” the proposal to ratify the selection of Deloitte to serve as the independent registered public accounting firm for NorthWestern for the fiscal year ending December 31, 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 OTHER MATTERS

Securities Authorized for Issuance under Equity Compensation Plans

The following table presents summary information about our equity compensation plans, including our long-term incentive plan. The table presents the following data on our plans as of the close of business on December 31, 2009:

i.	The aggregate number of shares of our common stock subject to outstanding stock options, warrants and rights;

ii.	The weighted average exercise price of those outstanding stock options, warrants and rights; and

iii.	The number of shares that remain available for future option grants, excluding the number of shares to be issued upon the exercise of outstanding options, warrants and rights described in (i) above.

For additional information regarding our long-term incentive plans and the accounting effects of our stock-based compensation, please see Note 13 to our Consolidated Financial Statements of our Annual Report on form 10-K for the year ended December 31, 2009.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
None
Equity compensation plans not approved by security holders
New Incentive Plan (1)	—		1,259,465
Total	—		1,259,465

(1)
Upon our emergence from bankruptcy in 2004, a New Incentive Plan was established pursuant to our Plan of Reorganization, which set aside 2,265,957 shares for the new Board to establish equity-based compensation plans for employees and directors. As the New Incentive Plan was established by provisions of the Plan of Reorganization, stockholder approval was not required. During 2005 the NorthWestern Corporation 2005 Long-Term Incentive Plan was established under the New Incentive Plan, under which 815,074 shares have been distributed to officers and employees and 191,418 shares have been used for Board compensation.

VOTING CARD
[Front Side]
NORTHWESTERN CORPORATION 3010 W. 69TH STREET SIOUX FALLS, SD 57108

VOTE  BY  INTERNET  -  www.proxyvote.com
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VOTE BY PHONE – 1-800-690-6903
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o  Broadridge,  51  Mercedes Way,
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TO VOTE, MARK BLOCKS BELOW IN  BLUE OR BLACK INK AS FOLLOWS:
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORTHWESTERN CORPORATION	For	Withhold	For All	To withhold authority to vote for any individual nominee(s),
	All	All	Except	mark “For All Except” and write the number(s) of the
THIS PROXY IS SOLICITED ON BEHALF				nominee(s) on the line below
OF THE BOARD OF DIRECTORS
	__	__	__	________________________________

The Board of Directors recommends that you
vote FOR the following:

Vote on Directors

1.	Election of Directors
Nominees:
01) Stephen P. Adik	05) Julia L. Johnson
02) Dorothy M. Bradley	06) Philip L. Maslowe
03) E. Linn Draper, Jr.	07) Denton Louis Peoples
04) Dana J. Dykhouse	08) Robert C. Rowe

For	Against	Abstain

The Board of Directors recommends that you vote FOR the following proposal:

2.	Ratification of selection of Deloitte & Touche LLP as independent registered	__	__	__
accounting firm for fiscal year ended December 31, 2010.

3.	Upon such other matters as may come before said meeting or any adjournment or postponement thereof, in the discretion of the Proxyholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES NAMED IN ITEM 1, AND “FOR” RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN ITEM 2.

Please sign exactly as name(s) appear(s) on this Proxy.
When signing as attorney, executor, administrator, or other
fiduciary, please give full title as such. Joint owners should each sign personally.  All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

_____________________________________  __________                                                                 ___________________________________  __________
Signature [PLEASE SIGN WITHIN BOX]                Date                                                                                  Signature (Joint Owners)                                     Date

VOTING CARD
[Back Side]

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

PLEASE VOTE PROMPTLY BY INTERNET, PHONE OR MAIL.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/10-K are available at www.proxyvote.com.

NORTHWESTERN CORPORATION
3010 W. 69TH STREET, SIOUX FALLS, SD 57108

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 22, 2010

The undersigned hereby appoints E. Linn Draper, Jr. and Robert C. Rowe, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 2010 Annual Meeting of Stockholders of NORTHWESTERN CORPORATION to be held at the NorthWestern Energy Operations Center, 600 Market Street W., Huron, South Dakota at 9:00 a.m. Central Daylight Time, on Thursday, April 22, 2010, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of common stock of the Company which the undersigned may be entitled to vote at said Meeting as directed on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,
WILL BE VOTED “FOR” THE PROPOSALS.